Exhibit 10.2

February 8, 2012

Jennifer Painter

at the Address on file with MRV

Re:  Terms of Employment

Dear Jennifer:

The purpose of this letter agreement (the “Agreement”) is to set forth certain terms of your continued employment with MRV Communications, Inc., a Delaware corporation (“MRV”).  Capitalized terms that are used in this Agreement but not defined herein shall have the same meaning as set forth in the executive severance agreement between you and MRV, dated May 25, 2010 (the “Severance Agreement”).

1.                                       Base Salary:  Effective as of January 1, 2012, your annual rate of base salary will be $272,435, which shall be payable in accordance with MRV’s payroll practices, as in effect from time to time.

2.                                       Bonus Arrangement.  Effective as of February 2, 2012, provided that you remain employed through the payment date of any bonus described in this paragraph 2, to the extent that any distribution (including, but not limited to, through cash dividends, share repurchases or other consideration received by stockholders in connection with the sale of MRV) is made to MRV stockholders (each, a “Stockholder Distribution” and collectively, “Stockholder Distributions”), you shall be eligible to receive a bonus payment equal to (a) the sum of (i) 160% of your annual rate of base salary times the per-share Stockholder Distributions to the extent less than or equal to $1.15, plus (ii) 480% of your annual rate of base salary times the per-share Stockholder Distributions, if any, in excess of $1.15, divided by (b) $1.00.  Any bonus amount payable in accordance with the preceding sentence shall be payable as soon as practicable, but in no event more than ten (10) business days after the date that any Stockholder Distribution is paid to MRV’s stockholders.  Notwithstanding the foregoing, no bonus shall be paid at the time of (or within the 10 day period following) a Stockholder Distribution that is paid to MRV stockholders prior to March 31, 2012.  Any Stockholder Distribution paid prior to March 31, 2012 shall be cumulated together with any subsequent Stockholder Distributions made in connection with, or at the time of, the sale of the equity or substantially all of the assets of MRV to determine the total bonus due in accordance with the above formula.  In the event your employment is terminated by the Company without Cause, you shall be entitled to receive a bonus in accordance with this paragraph 2 based on the Stockholder Distributions through the date of termination (including receiving any bonus for a Stockholder Distribution paid prior to March 31, 2012), plus the net proceeds per share of any sale of all or a portion of MRV that occurs from the date of this Agreement but prior to the date of termination minus any bonuses previously received in accordance with this paragraph 2 that related to such net proceeds.  Annex A, which is attached hereto, provides an illustration of the calculation of the bonuses described above and is provided solely for illustrative purposes.  Except as otherwise provided in this paragraph 2, you shall not be entitled to receive any other short- or long-term incentive or bonus award or payment for services performed for MRV during 2012 and thereafter.

3.                                       Severance Agreement Pro-Rata Bonus.  To the extent that you become entitled to receive a pro-rata bonus under Section 1.2 of your Severance Agreement for the year of your Separation from Service, the amount of such pro-rata bonus shall be determined as set forth in Section 1.2 but shall be reduced by an amount equal to the product of (i) 3/8 and (ii) the amount of any bonuses that you were paid for the year of your Separation from Service for Stockholder Distributions that occurred during the year in which your Separation from Service occurred.

4.                                       Waiver of “Good Reason”.  By signing below, you hereby waive any right to claim “Good Reason” to terminate your employment under Section 2.3(d) of your Severance Agreement due to the change in your compensation arrangements as set forth in this Agreement.

5.                                       Contingent Reduction of Parachute Payments. If there is a change in ownership or control of MRV that would cause any payment or distribution by MRV or any other person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of  1986, as amended (the “Code”)  (such  excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”).   If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner that you elect in writing prior to the date of payment.   If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.  All determinations required to be made under this paragraph 5, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by MRV (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by MRV.   Any determination by the Accounting Firm shall be binding upon you and MRV.

6.                                       Successors.  This Agreement shall be binding upon and inure to the benefit of you and your estate, and MRV and any successor of MRV or affiliate of a successor to MRV, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.  All references in this Agreement to MRV shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of MRV. Any successor of MRV shall be deemed substituted for all purposes for “MRV” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of MRV, including any entity that shall be the surviving corporation in a merger with MRV or the acquiring person or affiliate of the acquiring person in an acquisition of MRV and/or of all or substantially all of its business or assets, regardless of whether such transaction constitutes a change of control. In all cases, MRV or successor shall remain jointly and severally liable for all obligations hereunder.

7.                                       Notice. For purposes of this Agreement, any notices, requests, demands or other communications shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or five days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.  Notice shall be delivered:

If to MRV, to:

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Attention: General Counsel

If to you, to:

At the address shown on MRV’s records

8.                                       Governing Law.  This Agreement will be governed by, construed and enforced under the laws of the State of California, except to the extent preempted by Federal law.

9.                                       Withholding.  MRV may withhold from any and all amounts payable to you under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

10.                                 Disputes; Entire Agreement/Counterparts.  Except as otherwise provided herein, your Severance Agreement, outstanding equity award agreements and other arrangements will remain in full force and effect in accordance with their terms.  Any disputes arising under this Agreement shall be governed under the provisions of Section 4 of your Severance Agreement.  This Agreement and your Severance Agreement, as amended hereby, constitute the entire agreement between the parties and may not be modified or changed except by written instrument executed by all parties.  This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very Truly Yours,

/s/ Kenneth Traub
	Name:	Kenneth Traub
	Title:	Chairman of the Board of Directors

Reviewed, approved and agreed:

/s/ Jennifer Painter
Jennifer Painter
February 8, 2012